Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 12 to Form S-11 on Form S-3 No. 333-156633) and the related Prospectus of KBS Strategic Opportunity REIT, Inc. for the registration of 40,000,000 shares of its common stock and to the incorporation by reference therein of (i) our report dated March 12, 2012, with respect to the consolidated financial statements and schedule of KBS Strategic Opportunity REIT, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission; (ii) our report dated January 17, 2013, with respect to the statement of revenues over certain operating expenses of the 1800 West Loop Building for the year ended December 31, 2011, included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission; (iii) our report dated October 22, 2012, with respect to the statement of revenues over certain operating expenses of Powers Ferry Landing East for the year ended December 31, 2011, included in its Current Report (Form 8-K), filed with the Securities and Exchange Commission; (iv) our report dated September 26, 2012, with respect to the statement of revenues over certain operating expenses of the Bellevue Technology Center for the year ended December 31, 2011, included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission; and (v) our report dated January 25, 2012, with respect to the statement of revenues over certain operating expenses of the Richardson Portfolio for the year ended December 31, 2010, included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

January 23, 2013